Exhibit 10.34

AIRCRAFT TIME SHARING AGREEMENT

Effective as of the 1st day of January 2012,

between

Allegheny Technologies Incorporated

as Time Share Lessor,

and

Richard J. Harshman

as Time Share Lessee,

*  *   *

INSTRUCTIONS FOR COMPLIANCE WITH

“TRUTH IN LEASING” REQUIREMENTS UNDER FAR §91.23

Within 24 hours after execution of this Agreement:

mail a copy of the executed document to the

following address via certified mail, return receipt requested:

Federal Aviation Administration

Aircraft Registration Branch

ATTN: Technical Section

P.O. Box 25724

Oklahoma City, Oklahoma 73125

At least 48 hours prior to the first flight of the Aircraft to be conducted under this Agreement:

provide notice, using the FSDO Notification Letter in Exhibit A,

of the departure airport and proposed time of departure of the first flight, by facsimile, to the Flight Standards

District Office located nearest the departure airport.

Carry a copy of this Agreement in the Aircraft at all times.

*  *  *

This AIRCRAFT TIME SHARING AGREEMENT (the “Agreement”) is made and effective as of the 1st day of January 2012 (the “Effective Date”), by and between Allegheny Technologies Incorporated (“Time Share Lessor”), and Richard J. Harshman (“Time Share Lessee”).

W I T N E S S E T H :

WHEREAS, Time Share Lessee desires to lease the Aircraft (as defined below) with a flight crew on a non-exclusive basis from Time Share Lessor on a time sharing basis as defined in Section 91.501(c)(1) of the FAR;

WHEREAS, Time Share Lessor is willing to lease the Aircraft, with a flight crew, on a non-exclusive basis, to Time Share Lessee on a time sharing basis; and

WHEREAS, during the Term of this Agreement, the Aircraft will be subject to use by Time Share Lessor and may be subject to use by one or more other third-parties.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. The following terms shall have the following meanings for all purposes of this Agreement:

“Aircraft” means the Aircraft fractionally owned or leased by Time Share Lessor from time to time, including:

•	Citation X, serial number 750-0110, Tail Number N953QS;

•	Citation Encore, serial number 560-0706, Tail Number N802QS;

•	Citation Sovereign (CE-680), serial number 680-0134, Tail Number N323QS; and

•	Citation Sovereign, serial number 680-0144, Tail Number N397QS.

“Aircraft Documents” means all flight records, maintenance records, historical records, modification records, overhaul records, manuals, logbooks, authorizations, drawings and data relating to any specific Airframe, any specific Engine, or any Part associated with any specific Airframe or Engine, or that are required by Applicable Law to be created or maintained with respect to the maintenance and/or operation of any specific Aircraft.

“Applicable Law” means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FAR and 49 U.S.C. § 41101, et seq., as amended.

“Business Day” means any day of the year during which Time Share Lessor’s headquarters offices in the Commonwealth of Pennsylvania are open for business.

“DOT” means the United States Department of Transportation or any successor agency.

“FAA” means the Federal Aviation Administration or any successor agency.

“FAR” means collectively the Aeronautics Regulations of the FAA and the DOT, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

“Operating Base” means Greater Pittsburgh International Airport, Business Operation Center, in Findlay Township, Pennsylvania.

“Operational Control” has the same meaning given the term in Section 1.1 of the FAR.

“Parts” means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete engines or engines) which may from time to time be incorporated or installed in or attached to any airframe or any Engine and includes replacement parts.

“Pilot in Command” has the same meaning given the term in Section 1.1 of the FAR.

“Schedule Keeper” means the person designated by the Time Share Lessor to maintain the scheduling log of the Aircraft. The name, address, telephone number, and other contact information for the Schedule Keeper are set forth in Section 27.

“Taxes” means commercial air transportation excise taxes pursuant to Section 4261 of the Internal Revenue Code of 1986, as amended, regardless of whether any flight is considered “noncommercial” under the FAR. For the avoidance of doubt, “Taxes” does not include federal, state or local excise or other taxes on fuel or operation of the Aircraft.

“Term” means the entire period from the Effective Date to the date this Agreement is terminated pursuant to Section 3.

2.	Agreement to Lease. Time Share Lessor agrees to lease the Aircraft to Time Share Lessee from time to time on an “as needed and as available” basis, and to provide a fully qualified flight crew for all Time Share Lessee’s flight operations, in accordance with the terms and conditions of this Agreement.

3.	Term.

3.1	Initial Term. The initial term of this Agreement shall commence on the Effective Date and continue for a period of one (1) year.

3.2	Renewal. At the end of the initial one (1) year term or any subsequent one (1) year term, this Agreement shall automatically be renewed for an additional one (1) year term.

3.3	Termination. Each party shall have the right to terminate this Agreement at any time with or without cause on thirty (30) days written notice to the other party. This Agreement shall terminate automatically on the date the Time Share Lessee no longer serves as the Time Share Lessor’s Chief Executive Officer.

4.	Applicable Regulations. The parties hereto intend that this Agreement shall constitute, and this Agreement shall be interpreted as, a Time Sharing Agreement as defined in Section 91.501(c)(1) of the FAR. The parties agree that for all flights under this Agreement, the Aircraft used for the flight shall be operated under the pertinent provisions of Subpart F of Part 91 of the FAR. If any provision of this Agreement is determined to be inconsistent with any of the requirements of the provisions of Subpart F of Part 91 of the FAR, such provision shall be deemed amended in any respect necessary to bring it into compliance with such requirements.

5.	Non-Exclusivity. Time Share Lessee acknowledges that the Aircraft is leased to Time Share Lessee hereunder on a non-exclusive basis, and that all Aircraft will also be subject to use by Time Share Lessor, and may also be subject to non-exclusive leases and leased to others during the Term.

6.	Flight Charges. Time Share Lessee shall pay Time Share Lessor an amount not to exceed the direct operating costs for the Aircraft used for any flight conducted under this Agreement; provided, however, that the foregoing shall be subject to the limitation that in no event shall Time Share Lessee pay an amount for any flight conducted under this Agreement in excess of the maximum amount of expense reimbursement permitted in accordance with Section 91.501(d) of the FAR, which expenses include and are limited to:

6.1	fuel, oil, lubricants, and other additives;

6.2	travel expenses of the crew, including food, lodging and ground transportation;

6.3	hangar and tie down costs away from the Aircraft’s Operating Base;

6.4	insurance obtained for the specific flight;

6.5	landing fees, airport taxes and similar assessments;

6.6	customs, foreign permit, and similar fees directly related to the flight;

6.7	in-flight food and beverages;

6.8	passenger ground transportation;

6.9	flight planning and weather contract services; and

6.10	an additional charge equal to 100% of the expenses listed in Section 6.1.

7.

Invoices and Payment. Quarterly, in arrears, Time Share Lessor shall provide an invoice to Time Share Lessee for an amount determined in accordance with Section 6 above. Time Share Lessee shall remit the full amount of any such invoice, together with any applicable Taxes under Section 8, to Time Share Lessor promptly by the earlier of (i) the fifteenth (15th) day after the invoice date, or (ii) the last Business Day of the calendar year during which the flight was conducted. If not paid in full on the date due under foregoing sentence, Time Share Lessee consents to the extent required under the laws of the Commonwealth of Pennsylvania to withholding of an amount equal to the amount then due from any compensation then due to the Time Share Lessee.

8.	Taxes. No payments to be made by Time Share Lessee to Time Share Lessor under Section 6 of this Agreement shall include, and Time Share Lessee shall be separately responsible for, shall indemnify and hold harmless Time Share Lessor against, any Taxes which may be assessed or levied on the existence of this Time Share Agreement or as a result of the lease of the Aircraft to Time Share Lessee, or the use of the Aircraft by Time Share Lessee, or the provision of a taxable transportation service to Time Share Lessee using the Aircraft. Time Share Lessee shall pay all such Taxes, if any, and remit to Time Share Lessor evidence of the payment thereof with each Time Share payment made pursuant to Section 7.

9.	Scheduling Flights.

9.1	Submitting Flight Requests. Time Share Lessee shall submit requests for flight time and proposed flight schedules to the Schedule Keeper as far in advance of any given flight as possible. Time Share Lessee shall provide at least the following information for each proposed flight prior to scheduled departure: departure airport; destination airport; date and time of departure; the names of all passengers; purpose of the flight for each passenger; the nature and extent of luggage and/or cargo to be carried; the date and time of return flight, if any; and any other information concerning the proposed flight that may be pertinent or required by Time Share Lessor or Time Share Lessor’s flight crew.

9.2	Approval of Flight Requests. Each use of an Aircraft by Time Share Lessee shall be subject to the Schedule Keeper’s prior approval. Schedule Keeper may approve or deny any flight scheduling request in Schedule Keeper’s sole discretion. Schedule Keeper shall be under no obligation to approve any flight request submitted by Time Share Lessee and shall have final authority over the scheduling of all Aircraft.

9.3	Subordinated Use of Aircraft. Time Share Lessee’s rights to schedule use of the Aircraft during the Term of this Agreement shall at all times be subordinate to the Aircraft use requirements of Time Share Lessor and Time Share Lessor shall at all times be entitled to preempt any scheduled, unscheduled, and anticipated use of the Aircraft by Time Share Lessee, notwithstanding any prior approval by Schedule Keeper of a request by Time Share Lessee to schedule a flight.

10.	Title and Registration. Time Share Lessor has a leasehold right to or ownership interest in the Aircraft, subject to the terms and conditions of such lease and/or fractional ownership agreement. Time Share Lessee acknowledges that the leasehold right to and ownership interest in the Aircraft shall remain vested in Time Share Lessor. Time Share Lessee undertakes, to the extent permitted by Applicable Law, to do all such further acts, deeds, assurances or things as, in the reasonable opinion of Time Share Lessor, may be necessary or desirable in order to protect or preserve Time Share Lessor’s leasehold right to or ownership interest in the Aircraft.

11.	Aircraft Maintenance and Flight Crew. Time Share Lessor shall be solely responsible for maintenance, preventive maintenance and required or otherwise necessary inspections of the Aircraft and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance, or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all Applicable Laws and regulations, and within the sound discretion of the Pilot in Command.

12.	Flight Crews. Time Share Lessor shall provide to Time Share Lessee a qualified flight crew for each flight conducted in accordance with this Agreement. The members of the flight crew may be independent contractors of Time Share Lessor. The flight crew shall be and remain under the exclusive command and control of Time Share Lessor in all phases of all flights conducted hereunder.

13.	OPERATIONAL CONTROL. THE PARTIES EXPRESSLY AGREE THAT TIME SHARE LESSOR SHALL HAVE AND MAINTAIN OPERATIONAL CONTROL OF THE AIRCRAFT FOR ALL FLIGHTS OPERATED UNDER THIS AGREEMENT AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A “TIME SHARINGAGREEMENT” AS SUCH TERM IS DEFINED IN SECTION 91.501(C)(1) OF THE FAR. TIME SHARE LESSOR SHALL EXERCISE EXCLUSIVE AUTHORITY OVER INITIATING, CONDUCTING, OR TERMINATING ANY FLIGHT CONDUCTED ON BEHALF OF TIME SHARE LESSEE PURSUANT TO THIS AGREEMENT.

14.	Authority of Pilot In Command. Notwithstanding that Time Share Lessor shall have Operational Control of the Aircraft during any flight conducted pursuant to this Agreement, Time Share Lessor and Time Share Lessee expressly agree that the Pilot in Command, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessary to ensure the safety of the Aircraft, the flight crew, the passengers, and persons and property on the ground. The Pilot in Command shall have final and complete authority to postpone or cancel any flight for any reason or condition that in his or her judgment would compromise the safety of the flight. No such action of the Pilot in Command shall create or support any liability of Time Share Lessor to Time Share Lessee for loss, injury, damage or delay.

15.	Passengers and Baggage. Time Share Lessee may carry on the Aircraft on all flights under this Agreement such passengers and baggage/cargo as Time Share Lessee in its sole but reasonable discretion shall determine; provided, however, that the passengers to be carried on such flights shall be limited to those permitted under the pertinent provisions of Part 91 of the FAR, and that the number of such passengers shall in no event exceed the number of passenger seats legally available in the Aircraft being used for a particular flight, and the total load, including fuel and oil in such quantities as the Pilot in Command shall determine to be required, shall not exceed the maximum allowable load for the Aircraft.

16.

Prohibited Items. Time Share Lessee shall not cause or permit to be carried on board the Aircraft, and shall not cause or permit any passenger to carry on board the Aircraft, any contraband, prohibited dangerous goods, or prohibited controlled substances on the

Aircraft at any time. Upon any breach of this Section 16, Time Share Lessor shall have the right to terminate this Agreement upon delivery to Time Share Lessee of a written notice of termination. Time Share Lessee shall indemnify and hold Time Share Lessor harmless from and against any claims, fines, penalties, costs and expenses (including reasonable attorneys’ fees) incurred as a result of any breach of this Section 16. The indemnity and hold harmless obligations of Time Share Lessee arising under this Section 16 shall survive any termination or expiration of this Agreement.

17.	Force Majeure. Time Share Lessor shall not be liable for delay or failure to furnish the Aircraft and/or flight crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, acts of God or other unforeseen or unanticipated circumstances.

18.	Insurance.

18.1	Liability. Time Share Lessor shall maintain, or cause to be maintained, bodily injury and property damage, liability insurance in an amount no less than Three Hundred Million United States Dollars (US $300,000,000.00) Combined Single Limit for the benefit of itself and Time Share Lessee in connection with the use of the Aircraft.

18.2	Hull. Time Share Lessor shall maintain, or cause to be maintained, all risks aircraft hull insurance for the Aircraft in amounts determined from time to time by agreement of Time Share Lessor and the provider of the insurance, and such insurance shall name Time Share Lessor and any first lien security interest holder as loss payees as their interests may appear.

18.3	Additional Insurance. Time Share Lessor will use reasonable efforts to provide such additional insurance coverage as Time Share Lessee shall request or require, provided, however, that the cost of such additional insurance shall be borne by Time Share Lessee as set forth in Section 6.4 of this Agreement.

18.4	Insurance Certificates. If requested, Time Share Lessor will provide Time Share Lessee with a copy of its Certificate of Insurance.

19.	Representations and Warranties. Time Share Lessee represents and warrants that:

19.1	Time Share Lessee will use the Aircraft solely for his own use and the use of his family and guests, and Time Share Lessee will not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire.

19.2

Time Share Lessee shall refrain from incurring any mechanic’s or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by Time Share Lessee to convey, mortgage, assign, lease, sublease, or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such alien.

19.3	During the Term of this Agreement, Time Share Lessee will abide by and conform to all Applicable Laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by a time sharing Time Share Lessee.

20.	No Assignments. Neither this Agreement nor any party’s interest herein shall be assignable to any other party whatsoever. Any purported assignment shall be void and unenforceable.

21.	Modification. This Agreement may not be modified, altered, or amended except by written agreement executed by both parties.

22.	Prohibited or Unenforceable Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by Applicable Law, each of Time Share Lessor and Time Share Lessee hereby waives any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

23.	Binding Effect. This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Time Share Lessor and its successors and assigns, and Time Share Lessee.

24.	Headings. The section headings in this Agreement are for convenience of reference only and shall not modify, define, expand, or limit any of the terms or provisions hereof.

25.	Amendments. No term or provision of this Agreement may be changed, waived, discharged, or terminated orally, except by an instrument in writing signed by both parties.

26.	No Waiver. No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

27.	Notices. All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally or transmitted electronically by e-mail or facsimile, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, delivery charge or postage prepaid, on the date shown on the receipt therefor, in each case at the address set forth below:

If to Time Share Lessor:	Allegheny Technologies Incorporated	Tel:	412-394-2835
	10th Floor; Six PPG Place	Fax:	412-394-2837
Pittsburgh, PA 15220
Attn: General Counsel

If to Time Share Lessee:	To Time Share Lessee’s home address and/or telephone number on file with Time Share Lessor at the time of the notice.

If to Schedule Keeper:	Allegheny Technologies Incorporated	Tel:	412-394-2835
	10th Floor; Six PPG Place	Fax:	412-394-2837
Pittsburgh, PA 15220
Attn: General Counsel

28.	Governing Law. This Agreement has been negotiated and delivered in the Commonwealth of Pennsylvania and shall in all respects be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania including all matters of construction, validity and performance without giving effect to its conflict of laws provisions.

29.	Jurisdiction and Venue. Exclusive jurisdiction and venue over any and all disputes between the parties arising under this Agreement shall be in, and for such purpose each party hereby submits to the jurisdiction of the state and federal courts with jurisdiction concerning matters arising in Allegheny County, Pennsylvania and venue in Allegheny County, Pennsylvania.

30.

DISCLAIMER. The Aircraft is being leased by the Time Share Lessor to the Time Share Lessee hereunder on a completely “as is, where is,” basis, which is acknowledged and agreed to by the Time Share Lessee. The warranties and representations set forth in this Agreement are exclusive and in lieu of all other representations or warranties whatsoever, express or implied, and Time Share Lessor has not made and shall not be considered or deemed to have made (whether by virtue of having leased the Aircraft under this Agreement, or having acquired the Aircraft, or having done or failed to do any act, or having acquired or failed to acquire any status under or in relation to this Agreement or otherwise) any other representation or warranty whatsoever, express or implied, with respect to the Aircraft or to any part thereof, and specifically, without limitation, in this respect Time Share Lessor disclaims all representations and warranties concerning the title, airworthiness, value, condition, design, merchantability, compliance with specifications, construction and condition of the Aircraft, or fitness for a particular use of the Aircraft and as to the absence of latent and other defects, whether or not discoverable, and as to the absence of any infringement or the like, hereunder of any patent, trademark or copyright, and as to the absence of obligations based on strict liability in tort, or as to the quality of the material or workmanship of the Aircraft or any part thereof or any other representation or warranty whatsoever, express or implied (including any implied warranty arising from a course of performance or dealing or usage of trade), with respect to the Aircraft or any part thereof. Time Share Lessee hereby waives, releases, disclaims and renounces all expectation of or reliance upon any such and other warranties, obligations and liabilities of Time Share Lessor and rights, claims and remedies of Time Share Lessee against Time Share Lessor, express or implied, arising by law or otherwise, including but not limited to (i) any implied warranty of merchantability of fitness for any particular use, (ii) any implied warranty arising from course of performance, course of dealing or usage of trade, (iii) any obligation, liability, right, claim or remedy in tort, whether or not arising from the negligence of Time Share Lessor, actual or imputed, and (iv) any obligation, liability, right, claim or remedy for loss of or damage to the Aircraft, for loss of use, revenue or profit with respect to the Aircraft, or for any other direct, indirect, incidental or consequential damages.

31.	INDEMNITY. (a) Except as provided in Sections 31(b) and (c) below, Time Share Lessee hereby releases, and shall defend, indemnify and hold harmless Time Share Lessor and Time Share Lessor’s shareholders, members, directors, officers, managers, employees, successors and assigns, from and against, any and all claims, damages, losses, liabilities, demands, suits, judgments, causes of action, civil and criminal legal proceedings, penalties, fines, and other sanctions, and any attorneys’ fees and other reasonable costs and expenses, directly or indirectly arising from Time Share Lessee’s willful misconduct or gross negligence, to the extent a loss is a direct result of the Time Share Lessee’s failure to comply with Time Share Lessee’s covenants or to the extent a loss is a direct result of the Time Share Lessee’s breach of warranties or representations, except to the extent arising from the gross negligence or willful misconduct of Time Share Lessor or the flight crew. In no event shall Time Share Lessor be liable to Time Share Lessee or any person claiming by or through Time Share Lessee for any indirect, incidental, special, consequential, or punitive damages of any kind or nature.

(b)	Notwithstanding the provisions of Section 31(a) above, Time Share Lessor agrees to accept the proceeds of the hull and liability insurance required by this Agreement as its sole recourse against Time Share Lessee in the event of any claim by Time Share Lessee relating to any type of injury, death or property damage for which such insurance is being provided under this Agreement.

(c)	The limitations provided for in Section 31(b) will not operate against Time Share Lessor to the extent that insurance proceeds are withheld or reduced due to the actions or inactions of Time Share Lessee.

32.	Counterparts. This Agreement may be executed by the parties hereto in two (2) or more separate counterparts, each and all of which when so executed and delivered shall be an original, and all of which shall together constitute but one and the same instrument.

33.	Entire Agreement. This Agreement constitutes the entire agreement of the parties as of the Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

34.	TRUTH IN LEASING.

WITHIN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409.

THE PARTIES HERETO CERTIFY THAT DURING THE TERM OF THIS AGREEMENT AND FOR OPERATIONS CONDUCTED HEREUNDER, THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409.

TIME SHARE LESSOR ACKNOWLEDGES THAT WHEN IT OPERATES THE AIRCRAFT ON BEHALF OF TIME SHARE LESSEE UNDER THIS AGREEMENT, TIME SHARE LESSOR SHALL BE KNOWN AS, CONSIDERED, AND IN FACT WILL BE THE OPERATOR OF SUCH AIRCRAFT. EACH PARTY HERETO CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES SET FORTH HEREIN FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION ADMINISTRATION FLIGHT STANDARDS DISTRICT OFFICE.

THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES, AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.

IN WITNESS WHEREOF, the parties have executed this Aircraft Time Sharing Agreement effective as of the date and year first written above.

TIME SHARE LESSOR:

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Dale G. Reid
Print:	Dale G. Reid
Title:	Executive Vice President, Finance
Date:	12/29/11

TIME SHARE LESSEE:

/s/ Richard J. Harshman
Richard J. Harshman
Date: 12/30/11

EXHIBIT A

FSDO Notification Letter

December 30, 2011

Via Facsimile

Fax: (412) 886-2591

Federal Aviation Administration

Flight Standards District Office

101 Towne Square Way

Suite 201

Pittsburgh, PA 15227

RE:	FAR Section 91.23 FSDO Notification
First Flight Under Aircraft Time Sharing Agreement of a Citation Sovereign aircraft operated and managed by NetJets

To whom it may concern:

Pursuant to the requirements of Federal Aviation Regulation Section 91.23(c)(3), please accept this letter as notification that Richard J. Harshman is being furnished the above referenced aircraft under an Aircraft Time Sharing Agreement dated as of January 1, 2012, and that the first flight under such Aircraft Time Sharing Agreement will depart from Pittsburgh International on the 2nd day of January, 2012, at approximately 9:00 a.m. local time.

Should you require any additional information, please contact me at 412-395-3057.

Sincerely,

/s/ Dale G. Reid
Dale G. Reid